EX-99.VOTEADV

tortoise Capital Advisors, L.L.C.

(THE “adviser”)

PROXY VOTING POLICIES AND PROCEDURES

1.	Introduction

Unless a client is a registered investment company under the Investment Company Act of 1940 or a client requests the Adviser to do so in writing, the Adviser does not vote proxy materials for its clients. In the event the Adviser receives any proxies intended for clients who have not delegated proxy voting responsibilities to the Adviser, the Adviser will promptly forward such proxies to the client for the client to vote. When requested by the client, the Adviser may provide advice to the client regarding proposals submitted to the client for voting. In the event an employee determines that the Adviser has a conflict of interest due to, for example, a relationship with a company or an affiliate of a company, or for any other reason which could influence the advice given, the employee will advise the Chief Compliance Officer who will advise the applicable Investment Committee, and the Investment Committee will decide which of the procedures set forth in Section 3 below the Adviser will use.

In cases in which the client is a registered investment company under the Investment Company Act of 1940 or in cases where the client has delegated proxy voting responsibility and authority to the Adviser, the Adviser has adopted and implemented the following policies and procedures, which it believes are reasonably designed to ensure that proxies are voted in the best interests of its clients. In pursuing this policy, proxies should be voted in a manner that is intended to maximize value to the client. In situations where Adviser accepts such delegation and agrees to vote proxies, Adviser will do so in accordance with these Policies and Procedures. The Adviser may delegate its responsibilities under these Policies and Procedures to a third party, provided that no such delegation shall relieve the Adviser of its responsibilities hereunder and the Adviser shall retain final authority and fiduciary responsibility for such proxy voting. If there are any differences between these policies and procedures and the proxy voting policies and procedures adopted by a registered investment company client, the policies and procedures of the registered investment company client will supersede these policies and procedures.

2.	Proxy Voting Guidelines
a.	The Adviser utilizes Glass Lewis to provide independent research on corporate governance, proxy and corporate responsibility issues. The Adviser reviews these voting recommendations and proxies are generally voted in accordance with such recommendations.
b.	The Adviser has adopted Glass Lewis’ proxy voting guidelines, which are applied to all Adviser proxy votes at the time proxy votes are submitted. The Adviser will consider additional information that may become available regarding a particular proposal. This additional information may include an issuer’s or a shareholder proponent’s subsequently filed additional definitive proxy materials.
c.	Proxies are generally voted in accordance with the Adviser’s proxy voting guidelines; however, the Adviser may opt to override the guidelines if it is decided to be the best interest of its clients.

d.	The applicable Investment Committee of the Adviser, or a Managing Director of the Adviser designated by the Investment Committee as listed on Exhibit A hereto (the “Designated Managing Director”), is responsible for monitoring the Adviser’s proxy voting actions and ensuring proxies are voted in a timely manner. The Adviser is not responsible for voting proxies it does not receive, but will make reasonable efforts to obtain missing proxies.
e.	The applicable Investment Committee of the Adviser, or the Designated Managing Director, shall implement procedures to identify and monitor potential conflicts of interest that could affect the proxy voting process, including (i) significant client relationships; (ii) other potential material business relationships; and (iii) material personal and family relationships.
f.	In the absence of contrary instructions received from the applicable Investment Committee of the Adviser, or the Designated Managing Director, all proxies will be voted in in accordance with the Guidelines referenced in Exhibit B.
g.	The Adviser may determine not to vote a particular proxy, if the costs and burdens exceed the benefits of voting (e.g., when securities are subject to loan or to share blocking restrictions).
3.	Conflicts of Interest

The Adviser shall use commercially reasonable efforts to determine whether a potential conflict may exist, and a potential conflict shall be deemed to exist only if one or more of the members of the applicable Investment Committee of the Adviser actually knew or should have known of the conflict. The Adviser is sensitive to conflicts of interest that may arise in the proxy decision-making process and has identified the following potential conflicts of interest:

•	A principal of the Adviser or any person involved in the proxy decision-making process currently serves on the Board of the portfolio company.
•	An immediate family member of a principal of the Adviser or any person involved in the proxy decision-making process currently serves as a director or executive officer of the portfolio company.
•	The Adviser, any venture capital fund managed by the Adviser, or any affiliate holds a significant ownership interest in the portfolio company.

This list is not intended to be exclusive. All employees are obligated to disclose any potential conflict to the Adviser’s Chief Compliance Officer.

If a material conflict is identified, Adviser management may (i) disclose the potential conflict to the client and obtain consent; (ii) establish an ethical wall or other informational barriers between the person(s) that are involved in the conflict and the persons making the voting decisions, (iii) abstain from voting the proxies; or (iv) forward the proxies to clients so the clients may vote the proxies themselves, or (v) use an independent third party recommendation. The Adviser will document the rationale for any proxy voted contrary to the proxy voting guidelines. Such information will be maintained as part of the recordkeeping requirements.

The CCO or designee will periodically perform a due diligence review of Glass Lewis to help ensure that any and all conflicts have been disclosed to the Adviser,

4.	Recordkeeping

The applicable Investment Committee of the Adviser, or personnel of the Adviser designated by the Investment Committee as listed on Exhibit A hereto, are responsible for maintaining the following records:

•	proxy voting policies and procedures;
•	proxy statements (provided, however, that the Adviser may rely on the Securities and Exchange Commission’s EDGAR system if the issuer filed its proxy statements via EDGAR or may rely on a third party as long as the third party has provided the Adviser with an undertaking to provide a copy of the proxy statement promptly upon request);
•	records of votes cast and abstentions; and
•	any records prepared by the Adviser that were material to a proxy voting decision or that memorialized a decision.
•	A copy of each written client request for information on how the Adviser voted proxies on behalf of the requesting client, and a copy of any written response by the Adviser to any (written or oral) client request for information on how the Adviser voted proxies on behalf of the requesting client.

Revised effective as of June 13, 2023

Exhibit A

Managing Director of the Adviser Designated by Investment Committee (“Designated Managing Director”)

Each of the following is a “Designated Managing Director” and may act individually as such for purposes of these Proxy Voting Policies and Procedures

Brian Kessens

James Mick

Matt Sallee

Rob Thummel

Any other individual designated by one or more of the Designated Managing Directors

Designees for Electronic Voting of Proxies

SMA Operations team

Any other individual designated by one or more of the Designated Managing Directors

Designated Personnel for Record Keeping

Chief Compliance Officer, or his or her designee

SMA Operations team

Exhibit A amended effective as of April 4, 2024

Exhibit B

Glass Lewis standard guidelines for the various relevant local markets, including the U.S., are available upon request.

Exhibit B amended effective as of June 13, 2023

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